Exhibit 13
                                   ----------

                    Opinion of Counsel Re Issuance of Shares

                        Law Offices of Glenn P. Hannemann
                        ---------------------------------
                                    24 Brena
                            Irvine, California 92620
                                  714 544-1912
                                714 544-0218 fax


September 10, 2004




Board of Directors
Microsourceonline, Inc
2810 Matheson Boulevard, East, Suite 200
Mississauga, Ontario, Canada L4W 4X7

Re:   Issuance of Shares

Gentlemen:

     Our firm has acted as counsel to Microsourceonline, Inc., a Delaware corporation ("Company"), in connection with offering of up to 1,666,666 shares of its common stock ("Shares") pursuant to registration on Form SB-1 originally dated November 11, 2003 and subsequently amended by the SB-1A Number 5 dated July 21, 2004 (the "Statement"). You have requested our opinion as set forth below, to be effective upon closing of the offering described in the Statement.

     In rendering such opinion, we have examined such documents and have made such examination of law as we have deemed relevant and copies of the following documents which we assume comport to the originals thereof.

     1.   Articles of Incorporation of the Company and all amendments thereto.
     2.   Bylaws of the Company and all amendments thereto.
     3.   Form of Underwriting Agreement with Franklin Ross Inc.
     4.   The Statement and all exhibits thereto.

     Based upon the above, it is our opinion that, provided that the Shares are sold in accordance with the Statement, and the terms of the Underwriting Agreement and any related Fund Escrow agreement, upon their issuance, as a matter of Delaware law the Shares will be the fully paid validly and legally issued and non-assessable common stock of the Company.




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     This opinion may be filed in connection with the Statement.


                                                     Very truly yours,


                                                     /s/ Glenn P. Hannemann

                                                     Glenn P.  Hannemann

GPH/dhh